Exhibit 10.51

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made the 16th day of November, 2010 (the “Effective Date”), by and between IBC Industrial Properties LLC, a Delaware limited liability company (“Seller”) and CT/BH Interchange LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.            WHEREAS, Seller, is the owner of that certain real property located at 1651 Interchange Drive, 3392 Mike Daley Drive, 3454 Mike Daley Drive and 3524 Mike Daley Drive, each in the City of San Bernardino, California, commonly known as “Building A, Building D-1, Building D-2 and Building E in the Interchange Business Center,” and as more particularly described in Exhibit A, attached hereto (the “Real Property”).

B.             WHEREAS, Purchaser desires to purchase the Real Property from Seller, and Seller desires to sell the Real Property to Purchaser upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.             Purchase and Sale of the Property.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign and transfer, without recourse and warranty except as specifically set forth herein, and Purchaser hereby agrees to purchase, the Real Property, together with all of the other real and personal property described in, and to be conveyed by Seller to Purchaser pursuant to, Exhibits C, D, E and F of this Agreement (collectively with the Real Property, the “Property”).

2.             Purchase Price.

2.1.          Purchase Price.  The purchase price (the “Purchase Price”) for the Property payable by Purchaser to Seller hereunder shall be Thirty Million and No/100 Dollars ($30,000,000.00).

2.2.          Wire.  Purchaser shall pay the Purchase Price in immediately available funds to Seller on the Closing Date (as defined in Section 7.1 below) by wire transfer to the Escrow Agent (as defined in Section 3 below), plus or minus prorations as set forth below.

2.3.          Treatment as Sale; Ownership.  On the Closing Date, the ownership of all legal and equitable right, title and interest in the Property will be transferred to and vested in Purchaser.

3.             Earnest Money

3.1.          On the Effective Date, Purchaser shall deliver to First American Title Insurance Company (as “Escrow Agent” or “Title Company”) an earnest money deposit of Two Million and No/100 Dollars ($2,000,000.00) (together with any and all interest that may be earned thereon between the date of deposit and the date of Closing hereunder, collectively the “Earnest Money”), which Earnest Money shall be non-refundable and shall be refunded to Purchaser in the event that the conditions to Purchaser’s obligation to consummate the Closing in accordance with Section 7.5 below are not satisfied or due to a Seller default in accordance with Section 10 below or as otherwise expressly provided in this Agreement that the Earnest Money shall be refunded to Purchaser.  Notwithstanding any provision in this Agreement to the contrary, if Purchaser fails to timely deposit the Earnest Money as provided herein, Purchaser shall be deemed to have elected to terminate this Agreement and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2.          The Escrow Agent shall have no liability to any party on account of its failure to disburse the Earnest Money in the event of any unresolved dispute as to which party is entitled to receive the same.  In the event of any dispute as to which party hereto is entitled to receive the Earnest Money, Escrow Agent shall have the right, at its sole election, either to retain the funds and disburse them in accordance with the final order of a court of competent jurisdiction or to deposit the Earnest Money with said court, pending a final decision of such controversy.  The parties hereto further agree that Escrow Agent shall not be liable except in the event of its negligence or willful misconduct.

3.3           Upon Closing, the Earnest Money shall be delivered by Escrow Agent to Seller and shall be applied as a credit against the Purchase Price hereunder.

4.             Inspection.

4.1.          Purchaser acknowledges and agrees that (i) Seller has delivered to Purchaser prior to the date hereof copies of those instruments and documents relating to the Property in its possession, as identified on Exhibit B, attached hereto, and incorporated herein by this reference (collectively, the “Due Diligence Materials”), (ii) Purchaser has conducted all due diligence as Purchaser considered necessary or appropriate (including but not limited to Hazardous Materials or the environmental condition of the Property); (iii) Purchaser has reviewed, examined, evaluated and verified the results of its due diligence to the extent it deems necessary or appropriate with the assistance of such experts as Purchaser deemed appropriate; (iv) Purchaser has determined to its satisfaction the assignability of any documents to be assigned as part of the transaction; (v) except for the Seller’s Warranties (defined below), Purchaser is acquiring the Property based exclusively upon its own due diligence; (vi) Purchaser has independently confirmed to its satisfaction all information that it considers material to its purchase of the Property; and (vii) Purchaser has reviewed and evaluated the Due Diligence Materials and has elected to proceed with the purchase and sale transaction contemplated by this Agreement.  Seller shall immediately deliver to Purchaser any additional instruments and documents relating to the Property that Seller discovers or first obtains from and after the Effective Date (collectively the “Additional Due Diligence Materials”); provided, however, Purchaser shall have no right to terminate this Agreement as the result of such Additional Due Diligence Materials except to the extent the information disclosed in the Additional Due Diligence Materials results in a failure of condition under Section 7.5, below.  For purposes of this Agreement the term “Seller’s Warranties” shall mean, collectively, the representations and warranties of Seller contained in Section 8 of this Agreement and/or in any document executed by Seller and delivered to Purchaser at Closing.

4.2.          As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws (the “Act”).  Purchaser hereby acknowledges that, prior to the Effective Date, Seller has provided Purchaser with a Natural Hazard Disclosure Statement (the “Disclosure Statement”) in a form required by the Act.  Purchaser acknowledges that Seller retained the services of LGS Reports, Inc. to examine the maps and other information made available to the public by government agencies for the purpose of enabling Seller to fulfill its disclosure obligations with respect to the Act and to prepare the written report of the result of its examination (the “Report”).  Purchaser acknowledges that the Report fully and completely discharges Seller from its disclosure obligations under the Act and under California Civil Code Sections 1102 through 1102.17.  Purchaser acknowledges and agrees that nothing contained in the Disclosure Statement releases Purchaser from its obligation to fully investigate and satisfy itself with the condition of the Property, including, without limitation, whether the Property is located in any Natural Hazard Area.  Purchaser further acknowledges and agrees that the matters set forth in the Disclosure Statement or Report may change on or prior to the Closing and that Seller has no obligation to update, modify or supplement the Disclosure Statement or Report.  Purchaser is solely responsible for preparing and delivering its own Disclosure Statement to subsequent prospective purchasers of the Property.

4.3.          In the event the Closing does not occur, Purchaser shall promptly return to Seller or destroy (as directed by Seller) all copies of Due Diligence Materials delivered by Seller to Purchaser, unless Purchaser is required to keep any such documents by applicable law or any such documents are needed in connection with the resolution of any dispute between the parties hereunder; provided, however, that Purchaser shall keep such Due Diligence Materials confidential in accordance with the Confidentiality Agreement, as such term is defined in Section 16.14, below.

5.             AS IS.

5.1.          Notwithstanding anything to the contrary contained in this Agreement, Purchaser understands and agrees that the Property is being sold and conveyed hereunder “AS IS, WHERE IS” without any representation or warranty by Seller whatsoever, except for the Seller’s Warranties.  Except for the Seller’s Warranties, (i) Seller has not made and does not hereby make any express or implied representations or warranties whatsoever with respect to the Property, and (ii) Purchaser acknowledges that Purchaser is entering into this Agreement without relying upon any statement or representation made by Seller, any agent, employee or officer of Seller with respect to the Property or any matter set forth, contained or addressed in the Due Diligence Materials, including without limitation, the following:

(a)                                  the operation or performance of the Property, the income potential, economic status, uses, or the merchantability, habitability or fitness of any portion of the Property for a particular purpose;

(b)                                 the physical condition of the Property or the condition or safety of the Property or any component thereof, including, but not limited to, plumbing, sewer, heating, ventilating and electrical systems, roofing, air conditioning, foundations, soils and geology, including Hazardous Materials, lot size, or suitability of the Property or any component thereof for a particular purpose;

(c)                                  the presence or absence, location or scope of any Hazardous Materials in, at, about or under the Property;

(d)                                 the habitability or suitability for occupancy of any structure and the quality of its construction;

(e)                                  whether the improvements are structurally sound, in good condition, or in compliance with applicable Laws;

(f)                                    the accuracy of any statements, calculations or conditions stated or set forth in the Due Diligence Materials, other books and records concerning the Property, or any of Seller’s offering materials with respect to the Property;

(g)                                 the dimensions of the Property or the accuracy of any floor plans, square footage, lease abstracts, sketches, or revenue or expense projections related to the Property;

(h)                                 the locale of the Property, the leasing market for the Property, or the market assumptions Purchaser utilized in its analysis of the Property and determination of the Purchase Price (such as rental rates, leasing costs, vacancy and absorptions rates, land values, replacement costs, maintenance and operating costs, and financing costs);

(i)                                     whether the Property is or would likely constitute a target of terrorist activity or other acts of war;

(j)                                     existing land use or governmental entitlements of the Property, or the ability of Purchaser to obtain any and all necessary governmental approvals or permits for Purchaser’s intended use and development of the Property;

(k)                                  the leasing status of the Property or the intentions of any parties with respect to the negotiation and/or execution of any lease for any portion of the Property; and

(l)                                     Seller’s ownership of any portion of the Property or the condition or status of Seller’s or Purchaser’s title to the Property.

5.2.          In addition, Purchaser expressly understands and acknowledges that it is possible that unknown problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature (collectively, “Liabilities”) may exist with respect to the Property and that, except for the Seller’s Warranties, Purchaser took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between the parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities.  Absent actual fraud, Purchaser agrees that no claim may be made by Purchaser against Seller or any parent, subsidiary, member, employee, representative, affiliate or related party of Seller, and their successors and assigns (“Seller Parties”) for any special, indirect or consequential damages related to any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated and relationship established by this Agreement, any other document executed in connection herewith, or any act, omission or event occurring in connection therewith.  Purchaser, for Purchaser and, to the extent enforceable under applicable law, Purchaser’s successors and assigns, hereby waives, releases and agrees not to bring a claim against Seller Parties for any and all Liabilities, whether or not accrued, whether attributable to events or circumstances which have heretofore or may hereafter occur and whether or not known or suspected to exist in its favor.  With respect to the waivers and releases set forth in this Section 5, Purchaser specifically waives the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

PURCHASER HAS BEEN ADVISED BY ITS LEGAL COUNSEL AND UNDERSTANDS THE SIGNIFICANCE OF THIS WAIVER OF SECTION 1542 RELATING TO UNKNOWN, UNSUSPECTED AND CONCEALED CLAIMS.  BY ITS INITIALS BELOW, PURCHASER ACKNOWLEDGES THAT IT FULLY UNDERSTANDS, APPRECIATES AND ACCEPTS ALL OF THE TERMS OF THIS SECTION 5.

PURCHASER’S INITIAL:

The release and waiver set forth in this Section 5.2 is not intended and shall not be construed as affecting or impairing any rights or remedies that Purchaser may have against Seller as a result of a breach of Seller’s Warranties (to the extent provided in this Agreement) or any of any of Seller’s Contract Responsibilities.

5.3           Except for the Seller’s Contract Responsibilities and the Seller’s Warranties, Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller Parties, and Purchaser, for itself and for its successors and assigns, hereby specifically waives and releases each of the Seller Parties from any such duty that otherwise might exist. For purposes of this Agreement the term “Seller’s Contract Responsibilities” shall mean collectively (i)  the covenants contained in Section 6 and Section 14, and (ii) the obligations of Seller contained in Sections 15, 16.11 and 16.13 of this Agreement and/ or in any document executed by Seller and delivered to Purchaser at Closing.

5.4           If Purchaser consummates the Closing of the purchase of the Property pursuant to this Agreement on the Closing Date as herein contemplated, Purchaser hereby assumes any and all Assumed Liabilities (as defined below) and Purchaser and/or any transferee of the Property that is an affiliate or related party of Purchaser (collectively, “Purchaser Indemnitors”) agree to and shall indemnify, defend with legal counsel reasonably acceptable to Seller, and hold harmless Seller Parties from and against any and all Assumed Liabilities to the extent provided below. For purposes hereof, the term “Assumed Liabilities” shall mean any and all Liabilities of Seller of any kind or nature arising out of or in connection with the ownership and operation of the Property, whether arising or accruing before, on or after the Effective Date, whether attributable to events or circumstances which have heretofore or may hereafter occur and whether known or unknown to Purchaser as of the Closing Date; provided, however, Assumed Liabilities shall not include (i) any Liabilities to any of the Seller Parties or relating to Seller’s Contract Responsibilities, (ii) any Liabilities for which Seller is responsible under Section 6 of this Agreement, or (iii) any Liabilities arising from or in connection with a tort claim not caused by Purchaser arising during the time in which Seller owned fee title to the Property, unless Purchaser has the right to seek a full recovery of such Liabilities from tenants of the Property.  Notwithstanding the foregoing or any provision to the contrary contained in this Agreement or any of the other documents executed and delivered by Purchaser in connection with this Agreement and this Transaction or otherwise, the maximum aggregate liability of Purchaser Indemnitors under the foregoing indemnity solely attributable to events or circumstances arising prior to the Closing Date shall not exceed One Million Dollars ($1,000,000.00).  There shall be no cap on the amount of liability of Purchaser Indemnitors under the foregoing indemnity for events or circumstances arising on or after the Closing Date.  The terms of this Section 5.4 shall survive the Closing.

6.             Adjustments and Prorations.

6.1.          Lease Rentals.  All collected rents, collected common area maintenance amounts and any collected tax and operating expense reimbursements (“Rents”) due from tenants of the Property shall be prorated between Seller and Purchaser as of the Closing Date.  Seller shall be entitled to all Rents attributable to any period to but not including the Closing Date.  Purchaser shall be entitled to all Rents attributable to any period on and after the Closing Date.

6.2.          Other Revenues.  Revenues from Property operations (other than Rents (which shall be prorated as provided in Section 6.1, and pre-paid installments or other payments under any and all other contracts relating to the Property (which shall be the sole property of Seller)) that are actually collected shall be prorated between Purchaser and Seller as of the Closing Date.  Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Purchaser shall be entitled to all such revenues attributable to any period after the Closing Date.

6.3.          Post-Closing Collections.  After Closing, Purchaser shall make a good faith effort (i.e., include the amount of delinquent rent in the first bills thereafter submitted to the tenants in question after the Closing) to collect any Rents or other revenues not collected as of the Closing Date on Seller’s behalf and to tender the same (less Purchaser’s reasonable cost of collection of same) to Seller upon receipt, but Purchaser shall not be required in connection therewith to serve any notices or proceed with an unlawful detainer or breach of lease action.  Rents or other revenues collected by Purchaser after the Closing Date shall be applied first to unpaid Rents and other revenue accruing after the Closing Date, and then to delinquent Rents.  Seller shall deliver to Purchaser all Rents and other revenue received by Seller from tenants for the period from and after the Closing Date which are unpaid as of the Closing Date and which are not prorated through Escrow.  The terms of this Section 6.3 shall survive the Closing.

6.4.          Proration of Ad Valorem Taxes.  Ad valorem real estate and personal property taxes for the Property shall be prorated as of the Closing Date, such that Purchaser shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable with respect to the period from and after the Closing Date and Seller shall be solely responsible for all such taxes due and payable with respect to the period prior to Closing Date.  If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available tax bill for the Property.

6.5.          Special Assessments.  Seller shall pay all installments of special assessments due and payable with respect to the period prior to the Closing Date and Purchaser shall pay all installments of special assessments due and payable with respect to the period from and after the Closing Date.

6.6.          Reassessment.  In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, Purchaser hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all Liabilities for such taxes.  Similarly, in the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property prior to the Closing Date, Seller hereby agrees to pay all such taxes and to indemnify and save Purchaser harmless from and against all Liabilities for such taxes. Such indemnity obligations shall survive the Closing and not be merged therein.

6.7.          Other Property Operating Expenses.  Operating expenses for the Property (including, without limitation, amounts payable under any Contract assumed by Purchaser at Closing and any association dues and assessments) shall be prorated as of the Closing Date.  Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the leases on the Property) and Purchaser shall pay all utility charges and other operating expenses attributable to the Property after the Closing Date.  To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Purchaser and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein.  Seller shall not assign to Purchaser any deposits which Seller has with any of the utility services or companies servicing the Property.  Purchaser shall arrange with such services and companies to have accounts opened in Purchaser’s name beginning at 12:01 a.m. on the Closing Date.  Notwithstanding the foregoing terms of this Section 6.7, Seller shall have no obligation to pay (and Purchaser shall not receive a credit at Closing for) any operating expenses to the extent that Purchaser is entitled after Closing to reimbursement of operating expenses, or the recovery of any increase in operating expenses, from the tenants under the leases on the Property, regardless of whether Purchaser actually collects such reimbursement or increased operating expenses from such tenants, it being understood and agreed by Purchaser and Seller that (a) as between Purchaser and Seller, Purchaser shall be responsible for payment of all of such operating expenses, and (b) the burden of collecting such reimbursements shall be solely on Purchaser.

6.8.          Security Deposits.  Purchaser shall be credited, and Seller shall be charged, with the amount of the unapplied security deposits, if any, under the Leases.

6.9.          Closing Costs.  Purchaser shall pay the following costs and expenses associated with the Transaction:  (a) the incremental premiums charged by the Title Company for the ALTA extended coverage portion of an ALTA owner’s title insurance policy in the amount of the Purchase Price (the “Owner’s Title Policy”) (including endorsements requested by Purchaser), if Purchaser elects to obtain same, (b) the cost of any new survey ordered by Purchaser, (c) all recording and filing charges in connection with the instrument by which Seller conveys the Property, (d) fifty percent (50%) of all escrow or closing charges, (e) fifty percent (50%) of all city and county transfer taxes, if any, (f) all costs of Purchaser’s due diligence, including fees due its consultants and attorneys, and (g) all lenders’ fees related to any financing to be obtained by Purchaser.  Seller shall pay the following costs and expenses associated with the Transaction:  (i) all fees due its attorneys, (ii) the premium charged for the CLTA standard coverage portion of the Owner’s Title Policy and all costs related to the removal or cure of Title Objections that Seller has agreed or is required to remove or cure pursuant to Section 7.5(c) below, (iii) fifty percent (50%) of all city and county transfer taxes, and (iv) fifty percent (50%) of all escrow or closing charges, of all escrow or closing charges.  The obligations of the parties under this Section 6.9 shall survive the Closing or any earlier termination of this Agreement.

6.10.        Apportionment Credit.  In the event the apportionments to be made at the Closing result in a credit balance (a) to Purchaser, such sum shall be paid at the Closing by giving Purchaser a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Purchaser shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

7.             Closing.

7.1.          Closing Date.  The consummation of the purchase and sale of the Property contemplated hereby (the “Closing”) shall occur on or before November 30, 2010 (the “Closing Date”). The parties shall conduct an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to attend the Closing.  Time is of the essence with respect to the Closing.  Notwithstanding the timing of the Closing Date as set forth above, in the event Seller consents to the Closing occurring after the Closing Date due to Purchaser’s inability to close on or before the Closing Date, the Purchase Price shall increase by Twenty-Five Thousand Dollars ($25,000) per day until the Transaction closes (provided that no such increase shall be applicable if and to the extent the Closing Date is extended due to the failure of a period of time provided under Section 7.5(c) or Article 15 to end prior to the Closing Date, so long as such failure is not caused by Purchaser).

7.2.          Title Transfer and Payment of Purchase Price.  Provided all conditions precedent to Seller’s obligations hereunder have been satisfied or waived by Seller, Seller agrees to convey the Property to Purchaser upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below.  Provided all conditions precedent to Purchaser’s obligations hereunder have been satisfied or waived by Purchaser, Purchaser agrees to pay the entire Purchase Price (minus the Earnest Money and adjusted for any prorations) by timely delivering the same to the

Escrow Agent no later than one business day prior to the Closing Date and unconditionally directing the Escrow Agent to deposit the same in Seller’s designated account by 2:00 p.m. Pacific Time on the Closing Date.  Notwithstanding the foregoing, Seller shall have the right to terminate this Agreement at any time if such payment is not received in Seller’s designated account by 2:00 p.m. Pacific Time on the Closing Date.

7.3.          Seller’s Closing Deliveries.  At Closing, Seller shall deliver or cause to be delivered the following:

(a)                                  Deed.  A deed in the form of Exhibit C attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(b)                                 Bill of Sale.  A bill of sale in the form of Exhibit D attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c)                                  Assignment of Tenant Leases.  An assignment and assumption of the leases on the Property, in the form of Exhibit E attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d)                                 Assignment of Intangible Property.  An assignment and assumption of the Intangible Property (as defined therein) (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e)                                  Notice to Tenants.  A single form letter in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Purchaser after Closing to each tenant under the leases on the Property.

(f)                                    Non-Foreign Status Affidavits.  A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, and a California Form 593-C, each executed by Seller.

(g)                                 Other Documents.  The owner’s affidavit attached hereto as Exhibit M and such other documents as may be reasonably required by the Escrow Agent or the Title Company or as may be agreed upon by Seller and Purchaser to consummate the Transaction and to issue the Owner’s Title Policy.

(h)                                 Closing Statement.  A closing statement, setting forth the prorations and adjustments to the Purchase Price respecting the Property to be made pursuant to Article 6 (the “Closing Statement”), executed by Seller.

(i)                                     Miscellaneous.  Seller shall request that the Property Manager deliver all personal property, documents and all other information relating to the Property to Buyer within ten (10) Business Days of the Closing Date, but that Purchaser acknowledges that in no event shall Seller be responsible or liable for causing the Property Manager to deliver all such materials to Purchaser.

The items to be delivered by Seller in accordance with the terms of Subsections (a) through (g) of this Section 7.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Pacific Time on the last business day prior to the Closing Date and the Closing Statement shall be delivered no later than noon Pacific Time on the Closing Date.

7.4.          Purchaser’s Closing Deliveries.  At the Closing, Purchaser shall deliver or cause to be delivered the following:

(a)                                  Purchase Price.  The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Purchaser at Closing.

(b)                                 Bill of Sale.  The Bill of Sale executed by Purchaser.

(c)                                  Assignment of Leases.  The Assignment of Leases executed by Purchaser.

(d)                                 Assignment of Intangible Property.  The Assignment of Intangible Property executed by Purchaser.

(e)                                  Other Documents.  Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Purchaser to consummate the Transaction.

(f)                                    Closing Statement.  The Closing Statement, executed by Purchaser.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Purchaser in accordance with the terms of Subsections (b) through (e) of this Section 7.4 shall be delivered to Escrow Agent no later than 5:00 p.m. Pacific Time on the last business day prior to the Closing Date, and the Closing Statement shall be delivered no later than noon Pacific Time on the Closing Date.

7.5.          Conditions to Purchaser’s Obligations.  The obligations of Purchaser under this Agreement to be performed on the Closing Date are subject to either the satisfaction or waiver by Purchaser of each of the following conditions:

(a)                                  All of the representations and warranties of Seller specified in Section 8 of this Agreement are true and correct in all material respects on and as of the Closing Date;

(b)                                 Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing;

(c)                                  Title Company shall be unconditionally committed to issue an Owner’s Title Policy in the form of, and subject only to the exceptions set forth in, the pro-forma owner’s title policy attached hereto as Exhibit J (“Pro-Forma Policy”).  If Title Company issues a supplemental title report for the Property, adding new exceptions not shown on the Pro-Forma Policy and not caused by Purchaser, Title Company shall deliver to Purchaser and Seller a copy of such supplemental report setting forth any such new exceptions not previously included in the Pro Forma Title Policy and not caused by Purchaser, together with copies of any new underlying documents listed therein (“Supplemental Report”).  Purchaser shall have three (3) Business Days after receipt of any Supplemental Report to deliver to Seller a written notice (“Supplemental Title Notice”) disapproving any such item.  If Seller does not receive a Supplemental Title Notice from Purchaser within such three (3) Business Day period, Purchaser shall be deemed to have approved such Supplemental Report.  If Purchaser delivers to Seller a Supplemental Title Notice disapproving any new exceptions in the Supplemental Report (each a “Title Objection”), Seller shall have three (3) Business Days after receipt of Purchaser’s Supplemental Title Notice to deliver to Purchaser a written response (“Seller’s Supplemental Response”) identifying which of such Title Objections Seller shall undertake to cure or not cure.  If Seller does not deliver a Seller’s Supplemental Response within said three (3) Business Day period, Seller shall be deemed to have elected not to eliminate or otherwise cure any such Title Objections.  If Seller elects not to eliminate or otherwise cure a Title Objection in said Purchaser’s Supplemental Title Notice, Purchaser shall have until the date which is five (5) Business Days after Purchaser delivered the Supplemental Title Notice to notify Seller and Escrow Agent, in writing, of Purchaser’s election to either waive the objection or terminate this Agreement and obtain a refund of the Earnest Money.  If Seller has not received written notice from Purchaser by said date, said failure shall be deemed to be Purchaser’s approval of Seller’s Supplemental Response.  Notwithstanding the foregoing, Purchaser shall be deemed to have objected to any item in a Supplemental Report which is based on delinquent taxes or delinquent real property assessments or any mortgage, deed of trust, mechanic’s lien or similar monetary encumbrance, all of which encumbrances (other than any such matters that are caused by Purchaser) shall automatically constitute Title Objections.  If Seller elects to cure any Title Objection, such cure may be by removal or affirmative insurance and such removal or insurance may be effected by payment, bonding, indemnity or otherwise.  Notwithstanding the foregoing, if either Purchaser or Seller has scheduled the Closing Date pursuant to Section 7.1 prior to receipt of a Supplemental Report, the Closing Date shall be extended to the extent necessary in order to comply with the response periods set forth above (but without any increase in the Purchase Price with respect to such extension).

(d)                                 No casualty or condemnation shall have occurred pursuant to which Purchaser has elected to terminate the Agreement in accordance with Section 15 below; and

(e)                                  No petition has been filed by or then pending against Seller under the Federal Bankruptcy Code or any similar State or Federal Law, whether now or hereafter existing.

7.6.          Conditions to Seller’s Obligations.  The obligations of Seller under this Agreement to be performed on the Closing Date are subject to either the satisfaction or waiver by Purchaser of each of the following conditions:

(a)                                  All of the representations and warranties of Purchaser specified in Section 9 of this Agreement are true and correct in all material respects on and as of the Closing Date;

(b)                                 Purchaser shall have delivered all of the documents and other items required pursuant to Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Purchaser at or prior to the Closing; and

(c)                                  No petition has been filed by or then pending against Purchaser under the Federal Bankruptcy Code or any similar State or Federal Law, whether now or hereafter existing.

7.7.          Waiver of Failure of Conditions Precedent.  At any time or times on or before the date specified for the satisfaction of any condition, Seller or Purchaser may elect in writing to waive the benefit of any such condition set forth in Section 7.5 or Section 7.6, respectively.  By closing the transaction contemplated by this Agreement, Seller and Purchaser shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 7.5 or Section 7.6, respectively.  In the event any of the conditions set forth in Section 7.5 or Section 7.6 are neither waived nor fulfilled, Seller or Purchaser (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Section 10 or Section 11 (as applicable) of this Agreement.

8.             Representations, Warranties and Agreements of Seller.  Seller hereby represents, warrants and agrees to Purchaser as of the date hereof and as of the Closing Date that:

(a)                                  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of  Delaware;

(b)                                 Seller has the full power, right and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement, and the full right and authority to sell all legal and equitable interests in the Property, free of any participation interests currently existing therein;

(c)                                  Each individual and/or entity signing this Agreement on behalf of Seller has been duly authorized by Seller to execute and deliver this Agreement on behalf of Seller, and Seller has duly authorized, executed and delivered this Agreement;

(d)                                 This Agreement and the other instruments and documents required to be delivered by Seller hereunder, when duly executed and delivered by Seller, shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms;

(e)                                  The execution, delivery and performance of this Agreement by Seller does not materially conflict with the organizational documents of Seller, or with any agreement, contract, law, statute or regulation applicable to Seller, nor, to Seller’s knowledge, constitute a material default under any agreement or instrument to which Seller is a party or by which Seller is bound;

(f)                                    Seller is not a foreign person and is a “United States Person” as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended;

(g)                                 Neither Seller nor any of its affiliates has dealt or negotiated with, or engaged on its own behalf or for its benefit, any person or entity as an agent, broker, dealer or otherwise who is entitled to a commission or fee in connection with the purchase of the Property by Purchaser;

(h)                                 No petition has been filed by or against Seller under the Federal Bankruptcy Code or any similar State or Federal Law;

(i)                                     To Seller’s knowledge, neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law  that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.  Seller is not engaging in this transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering.  None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by Law or that the transaction or this Agreement is or will be in violation of Law.  Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.  For purposes of this Agreement, the term “Law” shall mean any municipal, county, state or Federal statutes, codes, ordinances, laws rules and regulations; and

(j)                                     Seller’s Knowledge Representations.  To Seller’s knowledge:

(i)                              Except as listed in Exhibit K attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current, pending or threatened litigation against Seller which would, if determined adversely to Seller, materially adversely affect the Property, including, without limitation, Purchaser’s use and/or operation thereof;

(ii)                           As of the Effective Date, Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Purchaser after the Closing other than (i) the contracts listed in Exhibit B attached hereto (the “Contracts”), and (ii) the leases listed in Exhibit B attached hereto (the “Leases”);

(iii)                     Exclusive of any Contracts delivered to Purchaser by third parties, the copies of the Contracts delivered solely by Seller to Purchaser pursuant to this Agreement are true, correct, and complete copies of all of the Contracts that Seller provided Purchaser.  Except for defaults cured on or before the Effective Date, Seller has not received nor given any written notices of default under the terms of any of the Contracts except as listed in Exhibit K attached hereto;

(iv)                       As of the Effective Date, the only tenants of the Property are the tenants listed in Exhibit L attached hereto and incorporated herein by this reference; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware; and

(v)                          Exclusive of any Leases delivered to Purchaser by third parties, the copies of the Leases delivered solely by Seller to Purchaser pursuant to this Agreement are true, correct, and complete copies of all of the Leases that Seller provided Purchaser.  Except for defaults cured on or before the Effective Date, Seller has not received nor given any written notices of default under the terms of any of the Leases, except as listed in Exhibit K attached hereto;

(vi)                       Except for violations cured or remedied on or before the Effective Date and except as listed in Exhibit K attached hereto, Seller has not received any written notice from any governmental authority or otherwise of any violation of any Law applicable to the Property, including, without limitation, any Environmental Law (defined below); and

(vii)                    Seller has received no written notice of any proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials upon or under the Property or the migration thereof from or to other property.  As used in this Agreement, “Hazardous Materials” means any pollutants, hazardous or toxic substances or wastes, or contaminated materials including oil and oil products, asbestos, urea formaldehyde and all other materials and substances designated or regulated as hazardous or toxic substances or wastes, pollutants or contaminated materials under any Environmental Law (as hereinafter defined). As used herein, “Environmental Laws” means the Clean Water Act, Clean Air Act, Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Carpenter - Presley-Tanner Hazardous Substance Account Act (California Health and Safety Code §§ 25300-25395), the Hazardous Waste Contract Law (California Health and Safety Code §§25100-25250.25) and all other Federal, State or local environmental statutes, rules and regulations as enacted or amended from time to time and all licenses, permits, certificates or like authorizations promulgated under any of the foregoing.

(viii)                 The copies of the Due Diligence Materials listed on Exhibit B and delivered to Purchaser prior to the Effective Date constitute true and complete copies in all material respects; provided, however, Seller shall not be deemed to make any representation or warranty hereunder regarding the accuracy, completeness, methodology, reliability or current status of any material contained in any document prepared by any third party which comprises any portion of the Seller Due Diligence Materials.

The representations and warranties of Seller set forth in subsections (a) through (j) of this Section 8 shall not survive the Closing and shall merge with the Deed.  The maximum aggregate liability of Seller for breaches of Seller’s representations and warranties shall be limited to Purchaser’s out-of-pocket costs related to performing due diligence on the Property and negotiating this Agreement, but in no event greater than Twenty-Five Thousand Dollars ($25,000).  If the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement, as the result of any of Seller’s representations and warranties being untrue, inaccurate or incorrect.

It is understood and agreed, and Purchaser hereby acknowledges, that the Property shall be purchased by Purchaser without recourse and without any further representations or warranties from Seller, whether express or implied, except as set forth in this Section 8 and/or in any document executed by Seller and delivered to Purchaser at Closing and except with respect to any of the Seller’s Contract Responsibilities.

As used herein, “to Seller’s knowledge” shall refer only to the actual (and not constructive) knowledge of Jason Haas and Douglas Schwartz (collectively, the “Designated Representatives”) and shall not be construed to refer to the knowledge of any other party or individual or to impose or have imposed upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Purchaser or the contents of files maintained by the Designated Representatives.  There shall be no personal liability on the part of the Designated Representatives arising out of any of the Seller’s representations and warranties.  The Designated Representatives are the persons at Seller most likely to have knowledge of the information contained herein.

9.             Representations, Warranties and Agreements of Purchaser.  Purchaser hereby represents, warrants and agrees to and with Seller, as of the date hereof and as of the Closing Date, that:

(a)                                  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization;

(b)                                 Purchaser has the full power, right and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement;

(c)                                  Each individual and/or entity signing this Agreement on behalf of Purchaser has been duly authorized by Purchaser to execute and deliver this Agreement on behalf of Purchaser, and Purchaser has duly authorized, executed and delivered this Agreement;

(d)                                 This Agreement and the other instruments and documents required to be delivered by Purchaser hereunder, when duly executed and delivered by Purchaser, shall constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms;

(e)                                  The execution, delivery and performance of this Agreement by Purchaser does not conflict with the organizational documents of Purchaser, or with any law, statute or regulation applicable to Purchaser;

(f)                                    With respect to the litigation involving the Property that has been filed by HCM Solutions, Inc. (“HCM”) against certain parties including the prior owners of the Property and Seller, in its capacity as lender and holder of the deed of trust, on which lender has since foreclosed (Case No. CIVDS1001489 in the Superior Court of the State of California for the County of San Bernardino, “HCM Litigation”), Purchaser agrees that, provided the Closing hereunder occurs, (A) Seller shall have no duties, obligations or liabilities to Purchaser or any other party arising out of or in connection with the HCM Litigation following Closing hereunder, and (B) that Purchaser Indemnitors shall indemnify, defend and save Seller harmless of, from and against any and all claims, loss, cost, damage, liability or expense, arising out of or in connection with the HCM litigation, and Seller may call upon Purchaser to defend any such claim or cause of action brought or asserted against Seller  arising out of the HCM Litigation at the expense of Purchaser, with counsel designated by such Seller in its sole discretion;

(g)                                 PURCHASER ACKNOWLEDGES, REPRESENTS AND AGREES THAT IT HAS MADE ANY AND ALL INQUIRY, INVESTIGATION AND ANLYSIS

DESIRED BY PURCHASER WITH RESPECT TO THE SUBJECT MATTER OF THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, AND HAS MADE ITS OWN DECISION TO ENTER INTO THIS AGREEMENT.  EXCEPT FOR SELLER’S WARRANTIES AND REPRESENTATIONS SET FORTH IN SECTION 8 OF THIS AGREEMENT AND/OR IN ANY DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, CONCERNING THE PROPERTY, AND (II) ALL DOCUMENTATION, INFORMATION, ANALYSIS AND/OR CORRESPONDENCE, IF ANY, WHICH IS OR MAY BE SOLD, TRANSFERRED, ASSIGNED AND CONVEYED TO PURCHASER WITH RESPECT TO THE PROPERTY IS SOLD, TRANSFERRED, ASSIGNED AND CONVEYED TO PURCHASER ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS;

(h)                                 Purchaser (A) is a sophisticated entity with respect to the purchase of the Property and the assumption of the obligations thereunder, (B) is able to bear the economic risk associated with the purchase of the Property and the assumption of the obligations thereunder, (C) has adequate information to make an informed decision regarding the purchase of the Property and the assumption of the obligations thereunder, and (D) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement;

(i)                                     Neither Purchaser nor any of its affiliates has dealt or negotiated with, or engaged on its own behalf or for its benefit, any person or entity as an agent, broker, dealer or otherwise who is entitled to a commission or fee arising from the purchase of the Property by Purchaser pursuant to this Agreement;

(j)                                     No petition has been filed by or against Purchaser under the Federal Bankruptcy Code or any similar State or Federal Law;

(k)                                  To Purchaser’s knowledge, neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.  Purchaser is not engaging in this transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering.  None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by Law or that the transaction or this Agreement is or will be in violation of Law.  Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing; and

(l)                                     Purchaser represents and warrants that none of Purchaser’s assets constitute “plan assets” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended and/or Section 4975 of the Internal Revenue Code.

Purchaser’s representations and warranties in this Section 9 shall survive the Closing and not be merged herein.

10.          Purchaser’s Remedies.  If, at the Closing, (i) Seller defaults in its obligation to close pursuant to the terms of this Agreement, (ii) any of Seller’s representations and warranties set forth in Section 8 are untrue, inaccurate or incorrect in any material respect, or (iii) Seller has failed to perform any of its covenants, undertakings or obligations under Section 14 of this Agreement, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for three (3) Business Days after written notice from Purchaser to Seller, which written notice shall detail such default, untruth or failure, as applicable, then in each case Purchaser shall be entitled to elect, as its sole and exclusive remedy, to either (a) terminate this Agreement by written notice to Seller, in which event Escrow Agent shall return the Earnest Money to Purchaser, Seller shall reimburse Purchaser for Purchaser’s actual and verifiable out of pocket costs and expenses not to exceed Twenty-Five Thousand Dollars ($25,000.00), and this Agreement shall become null and void and neither Purchaser nor Seller shall have any further liabilities or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the transaction without reduction in the Purchase Price, in which event Seller shall have no liability or obligation to Purchaser with respect to such condition, or (c) Purchaser may sue Seller for specific performance but in no event shall Purchaser be entitled to any claim for damages in any specific performance action, except that the foregoing shall not limit Purchaser’s right to recover attorneys fees under Section 16.11 of this Agreement.  Under no circumstances except for Seller’s fraud shall Seller be responsible for any consequential, incidental or punitive damages.  As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such an action within thirty (30) days after Purchaser’s notice of Seller’s default.  Purchaser agrees that its failure to timely commence such an action for specific performance within such thirty (30) day period shall be deemed a waiver by it of its right to commence an action for specific performance.  Purchaser agrees to not file a lis pendens against the Property unless an action for specific performance is timely and properly brought hereunder. Purchaser Indemnitors shall indemnify, defend with legal counsel acceptable to Seller, and hold Seller and the Property harmless from and against any loss, damage, liability, cost or expense arising out of any lis pendens filed against the Property other than in strict compliance with the foregoing requirements.  The foregoing shall not limit Purchaser’s right to recover attorneys fees under Section 16.11 of this Agreement.

11.          Seller’s Remedies. If the Closing fails to occur as a result of a “Material Purchaser Default” (defined below), then Seller shall be entitled to elect, as its sole and exclusive remedy, to either (a) extend the Closing Date for a period, not to exceed ten (10) days, and receive the per diem increase in Purchase Price as set forth in Section 7.1 above, or (b) terminate this Agreement by written notice to Purchaser, promptly after which the Escrow Agent shall pay the Earnest Money to Seller as liquidated damages, as Seller’s sole remedy at law or in equity, and thereafter neither Purchaser nor Seller shall have any further liabilities or obligations hereunder except for obligations which expressly survive the termination of this Agreement.  The parties acknowledge that in the event of any such Material Purchaser Default, it is impossible to compute exactly the damages which would accrue to Seller.  Taking these facts into account, the parties have agreed that the amount of the deposit and potential earnings thereon are a reasonable estimate by them of the amount of such damages.  The payment of such amount as liquidated damages is not intended as a forfeiture or penalty within the meaning of California Civil Code Sections 3275 or 3369, but is intended to constitute liquidated damages to Seller pursuant to California Civil Code Sections 1671, 1676 and 1677.  Under no circumstances, except for Purchaser’s fraud, shall Purchaser be responsible for any consequential, incidental or punitive damages (provided that this sentence shall not be construed as limiting Seller’s rights to liquidated damages as set forth in this Section 11).  As a condition precedent to Seller exercising any right it may have under this Section 11 to extend the Closing Date, Seller must give Purchaser written notice of such extension by 10 a.m. Pacific Time on the Business Day preceding the Closing Date, and Seller agrees that its failure to timely provide such written notice shall be deemed a waiver by Seller of its right to extend the Closing Date under this Section 11.  The foregoing shall not limit Seller’s right to recover attorneys fees under Section 16.11 of this Agreement.  For purposes of this Agreement, “Material Purchaser Default” shall mean either (i) Purchaser defaults in its obligation to close on the acquisition of the Property pursuant to the terms of this Agreement, or (ii) Purchaser defaults in the performance of any of its material obligations under the terms of this Agreement or any of Purchaser’s representations and warranties set forth in Section 9 are untrue, inaccurate or incorrect in any material respect, and such default or circumstance continues for three (3) Business Days after written notice from Seller to Purchaser (or such period of time in excess of three (3) Business Days as is reasonably necessary given the nature of the default or circumstance so long as Purchaser promptly commences to cure such default or circumstance and diligently prosecutes same to completion, but in no event later than the date which is ten (10) days after the then scheduled Closing Date), which written notice shall detail such default, untruth or failure, as applicable.

Seller’s Initial:                                                    Purchaser’s Initial:

12.          WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT LEGALLY PERMISSIBLE, THE PARTIES HERETO WAIVE TRIAL BY JURY IN RESPECT OF ANY “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE”.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE AND EACH PARTY HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 12 N ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL.

PURCHASER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  “Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any controversy, claim or dispute arising out of or relating to (a) any related agreements or instruments, or (b) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

      Seller’s Initial:                                                             Purchaser’s Initial:

13.          Consent to Judicial Reference.  If and to the extent that Section 12 immediately above is determined by a court of competent jurisdiction to be unenforceable, each of the parties to this Agreement hereby consents and agrees that (a) any and all Disputes shall be heard by a referee in accordance with the general reference provisions of California Code of Civil Procedure Section 638, (b) such referee shall hear and determine all of the issues in any such Dispute (whether of fact or of law) and shall report a statement of decision, provided that, at the mutual agreement of the parties, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (c) pursuant to California Code of Civil Procedure Section 644(a), judgment may be entered upon the decision of such referee in the same manner as if the Dispute had been tried directly by a court.  The parties shall use their respective best efforts to agree upon and select such referee, provided that such referee shall be a retired California state or federal judge.  Each party hereto acknowledges that this consent is a material inducement to enter into this Agreement and all other agreements and instruments provided for herein, and that each will continue to rely on this consent in their related future dealings.  The parties shall share the cost of the referee and reference proceedings equally; provided that, the referee may award attorneys’ fees and reimbursement of the referee and referenced proceeding fees and costs to the prevailing party, whereupon all referee and reference proceeding fees and charges will be payable by the non-prevailing party (as so determined by the referee).  Each party hereto further warrants and represents that it has reviewed this consent with legal counsel of its own choosing, or has had an opportunity to do so, and that it knowingly and voluntarily gives this consent having had the opportunity to consult with legal counsel.  This consent is irrevocable, meaning that it may not be modified either orally or in writing, and this consent shall apply to any subsequent amendments, renewals, supplements, or modifications to this Agreement or any other agreement or document entered into between the parties in connection with this Agreement.  In the event of litigation, this Agreement may be filed as evidence of either or both parties’ consent to have any and all Disputes heard and determined by a referee under California Code of Civil Procedure Section 638.

Seller’s Initial:                            Purchaser’s Initial:

14.          Covenants of Seller.

14.1.        Contracts.  After the Effective Date and continuing until the Closing, Seller will not enter into any new Contracts or terminate, renew or make any modifications to any existing Contracts without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole and absolute discretion, unless the new Contract shall terminate prior to the Closing Date, then Purchaser shall not have consent rights.  Until the date which is ten (10) Business Days prior to the Closing, Purchaser shall have the right to deliver notice to Seller specifying any Contracts which Purchaser does not wish to assume (“Disapproved Contracts”) pursuant to the Assignment attached as Exhibit F hereto.  Seller shall provide written notice of termination to those applicable third parties with respect to such Disapproved Contracts on or before the Closing, provided, however, Purchaser acknowledges and agrees that the effective date of termination of the Disapproved Contracts may occur after the Closing Date, and in such event, Purchaser shall assume such Disapproved Contract.

14.2.        Leases.  After the Effective Date and continuing until the Closing, Seller will not enter into any new Leases (“New Leases”) or terminate, renew or make any modifications to any existing Lease without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole and absolute discretion.

15.          Damage or Condemnation.

15.1.        Material Damage or Condemnation.  If, prior to the Closing Date, the Property shall be destroyed or damaged, or Seller has knowledge that the Property has become the subject of any proceedings, judicial, administrative, or otherwise, for eminent domain or condemnation, Seller shall promptly notify Purchaser thereof.  If (a) the damage to the Property is not fully insured and the value of the Property destroyed or damaged is greater than Two Hundred Thousand Dollars ($200,000), (b) the value of the Property destroyed or damaged or subject to taking (and/or the impact on the remainder of the Property) is greater than One Million Dollars ($1,000,000.00) as reasonably determined by Seller, or (c) there is an actual or threatened condemnation or eminent domain action that would permit a tenant to terminate its lease as of the Closing Date, or (d) any such damage or condemnation would cause a zoning violation (whether or not grandfathered or waived) or provide insufficient parking such that the Property cannot be operated in the same manner as of the Effective Date (each of which matters in subsections (a), (b), (c) and (d) shall be referred to herein as a “Material Damage or Condemnation Event”), then Purchaser shall have the right to terminate this Agreement by written notice to Seller no later than five (5) Business Days after the giving of Seller’s notice, and upon such termination, the Earnest Money shall be returned to Purchaser and neither Seller or Purchaser shall thereafter have any obligation to each other, other than those that by their terms expressly survive the termination of this Agreement.  If the Closing Date has been scheduled in accordance with Section 7.1, then the Closing Date shall be extended, if necessary, to provide Purchaser sufficient time to make such election, and no increase in the Purchase Price shall be applicable to any such extension.  In the alternative, Purchaser may elect to complete the transaction on the terms set forth in this Agreement and, in such event, Purchaser shall receive a credit at Closing in the amount of the deductible for the applicable insurance coverage (unless Purchaser has a right of reimbursement from any tenant pursuant to the Leases) and a full assignment of all insurance proceeds payable by reason of such damage or destruction or condemnation awards, as applicable, given as consideration for the taking, less any costs, expenses and fees, including reasonable attorney’s fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim or condemnation award, and any portion of such claim or award that is allocable to loss of use of the Property prior to Closing and reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty.  The phrase “taking by eminent domain” includes any notices of taking or commencement of proceedings under eminent domain power, but excludes any claim for inverse condemnation.  If Purchaser elects to proceed with its purchase of the Property, Seller shall not compromise, settle or adjust any claims to such proceeds or award without Purchaser’s prior written consent.  Notwithstanding the foregoing, damage to the Property which is not fully insured shall not be deemed to be a Material Damage or Condemnation Event under subsection (a), above, if Purchaser receives a credit at Closing in the amount of the cost of restoration and repair of such uninsured damage or destruction as jointly estimated by Purchaser and Seller in their reasonable discretion.

15.2.        Non-Material Damage or Condemnation.  If (a) the damage or destruction to the Property is fully insured and the value of the Property destroyed or damaged is equal to or less than Two Hundred Thousand Dollars ($200,000), (b) the value of the Property destroyed or damaged or subject to taking (and/or the impact on the remainder of the Property) is equal to or less than One Million Dollars ($1,000,000.00) as reasonably determined by Seller, (c) the actual or threatened condemnation or eminent domain action does not permit a tenant to terminate its lease as of the Closing Date, or (d) any such damage or condemnation does not cause a zoning violation (whether or not grandfathered or waived) or does not cause insufficient parking such that the Property cannot be operated in the same manner as of the Effective Date, Purchaser shall complete the transaction on the terms set forth in this Agreement and, in such event, Purchaser shall receive a credit at Closing in the amount of the deductible for the applicable insurance coverage (unless Purchaser has a right of reimbursement from any tenant pursuant to the Leases) and a full assignment of all insurance proceeds payable by reason of such damage or destruction or condemnation awards, as applicable, given as consideration for the taking, less any costs, expenses and fees, including reasonable attorney’s fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim or condemnation award, and any portion of such claim or award that is allocable to loss of use of the Property prior to Closing and reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty.  Seller shall not compromise, settle or adjust any claims to such proceeds or award without Purchaser’s prior written consent.

16.          Miscellaneous.

16.1.        Notices.  All written notices or demands of any kind that either party hereto may be required or may desire to serve on the other party hereto in connection with this Agreement shall be personally served or (as an alternative to personal service) sent by registered or certified mail with return receipt requested, or by overnight express United States mail or by a nationally recognized overnight courier service, or by facsimile or electronic mail, provided the party follows up such notice by electronic mail with delivery by first class United States mail or any of the other means set forth in this Section 16.1. Any such notice or demand to be served by registered or certified mail shall be deposited in the United States Mail with postage thereon fully prepaid. If the party to be served is Seller, such notices or demands shall be addressed to Seller as follows:

IBC Industrial Properties LLC

c/o Cohen Asset Management, Inc.

1900 Avenue of the Stars, 5th Floor

Los Angeles, Ca 90067

Attention: Mr. Jason Haas

Fax:  (310) 860-0599

Email: jason@cohenasset.com

with a copy to:

Raines Feldman LLP

9720 Wilshire Boulevard, Fifth Floor

Beverly Hills, California 90212

Attention:  Andrew Raines, Esq.

Fax:  (310) 765-7331

Email: araines@raineslaw.com

If the party to be served is Purchaser, such notices or demands shall be addressed to Purchaser as follows:

CT/BH Interchange LLC

c/o CT Realty Investors

65 Enterprise, Suite 150

Aliso Viejo, Ca 92656

Attention: Mr. Carter Ewing

Fax:  (949) 330 5771

Email: cewing@ctrinvestors.com

with a copy to:

CT Realty Investors

65 Enterprise, Suite 150

Aliso Viejo, Ca 92656

Attention: Mr. Michael Traynham

Fax:  (949) 330 5771

Email: mtraynham@ctrinvestors.com

and to:

Behringer Harvard Funds

15601 Dallas Parkway, Suite 600

Addison, Texas 75001-6026

Attention: Mr. James D. Fant

Fax No.: 214-655-1610

E-mail:  jfant@behringerharvard.com

and to:

Behringer Harvard Funds

15601 Dallas Parkway, Suite 600

Addison, Texas 75001-6026

Attention:  General Counsel

Fax No.: 214-655-1610

E-mail:  trenolds@behringerharvard.com

and to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas  75219

Attention:  Mr. Richard K. Martin

Fax No.: (214) 200-0740

E-mail:  rick.martin@haynesboone.com

Service of any such notice or demand made in accordance with this Section 16.1 shall be deemed given on the date of actual receipt or refusal to accept delivery, provided, however, that any notice given after 5:00 p.m. (Pacific time) on any business day shall be deemed delivered on the next business day. Any party hereto may from time to time, by notice in writing served upon the other party hereto as aforesaid, designate a different mailing address to which it or a different person to whose attention all such notices or demands are thereafter to be addressed.  Any notice given by an attorney for a party shall be effective for all purposes.

16.2.        Waivers.  Except as expressly provided herein to the contrary, no delay or omission by either party hereto in exercising any right or power arising from any default by the other party hereto shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or power arising from any default by the other party hereto.  Except as expressly provided herein to the contrary, no waiver of any breach of any of the covenants or conditions contained in this Agreement shall be construed to be a waiver of or acquiescence in or consent to any previous or subsequent breach of the same or of any other condition of covenant.

16.3.        No Third Party Beneficiary.  This Agreement is made for the sole benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other person or persons shall have any rights or remedies under or by reason of this Agreement or any right to the exercise of any right or power of either party hereto or arising from any default by either party hereto.

16.4.        No Partnership.  This Agreement is not intended to constitute, and shall not be construed to establish, a partnership or joint venture between Seller and Purchaser.

16.5.        Time of Essence.  Time is hereby declared and agreed by the parties hereto to be of the essence of this Agreement and every part hereof.

16.6.        Context.  When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and the neuter and vice versa.

16.7.        Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, superseding all prior written or oral understandings, and may not be terminated, modified or amended in any way except by a written agreement signed by each of the parties hereto.

16.8.        Governing Law.  This Agreement is to be governed by and construed in accordance with the laws of the State of California. In any action brought under or arising out of this Agreement, the parties hereto hereby consent to the jurisdiction of any competent court within the State of California and hereby consent to service of process by any means authorized by California law.

16.9.        Counterparts; Electronic Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same document.  Signatures to this Agreement transmitted by facsimile or by electronic transmission shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or scanned signature and shall accept the telecopied or scanned signature of the other party to this Agreement.

16.10.      Successors and Assigns.  This Agreement shall not be assigned by Seller or Purchaser without the prior written consent of the other party; provided, however, Purchaser shall have the right upon written notice to Seller to assign its right to purchase the Property to any entity owned, controlling, controlled by, or under common control with Purchaser or Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation, (collectively, an “Affiliate”).  In the event Seller consents to an assignment by Purchaser or Purchaser assigns its interest hereunder to an Affiliate, such assignee shall assume all obligations of Purchaser as set forth herein and Purchaser shall not be released from such obligations.  This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.  Without limiting the foregoing, Seller Parties shall not assign or pledge, or attempt to assign or pledge, in whole or in part, any of its rights or remedies with respect to the indemnification of the Assumed Liabilities, and any such assignment or pledge or attempted assignment or pledge with respect to the indemnification of the Assumed Liabilities shall be null and void and of no force or effect.

16.11.      Attorneys’ Fees.  If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, or in the event of any dispute between the parties relating to this Agreement or the Property, the prevailing party shall be entitled to recover all of such party’s reasonable attorneys’ fees incurred in connection with each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions thereof.

16.12.      Further Actions and Additional Documentation.  In furtherance of the provisions of this Agreement, Purchaser and Seller shall take or cause to be taken such reasonable further actions and shall execute, deliver and file, or cause to be executed, delivered and filed, such further reasonable documents and instruments as may be reasonably necessary in order to fully effectuate the purposes, terms and conditions of this Agreement, all of which shall be consistent with the terms of this Agreement.  Any and all such documents and instruments shall be prepared by, or at the direction of, Purchaser, at Purchaser’s sole cost and expense, and shall be in form and substance acceptable to Seller.  This paragraph shall survive closing.

16.13.      Commissions.  Purchaser and Seller represent to each other that they have dealt with no broker, agent or finder in connection with this transaction.  Each party hereto agrees to indemnify, defend and hold harmless the other party from and against any and all claims, losses, damages, costs and expenses of any kind, or character (including reasonable attorneys’ fees) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party with any broker, agent or finder in connection with this Agreement, the sale of the Property, or the transactions contemplated hereby.

16.14.      Confidentiality.  Purchaser and Seller hereby agree that the Confidentiality, Non-Disclosure and Due Diligence Agreement dated as of August 10, 2010 (“Confidentiality Agreement”), between Seller, as “Disclosing Party” and Purchaser, as “Recipient” is in full force and effect, is integrated into this Agreement, and shall survive the Closing of the transaction contemplated in this Agreement for such time as set forth in the Confidentiality Agreement.  No public announcement, press release or other similar public disclosure of the acquisition of the Property or the terms of this Agreement may be made by Purchaser, Seller or their respective affiliates unless same is approved in advance in writing by Purchaser and Seller; provided, however, that, notwithstanding the terms of the Confidentiality Agreement, if the transaction contemplated by this Agreement closes, (a) either party and its respective affiliates may issue a press release regarding the acquisition and disposition of the Property, without using the other party’s name and without including the terms of this Agreement, (b) either party and its direct and indirect owners shall have the right, without obtaining the consent of the other party, to make such disclosures as may, in the reasonable judgment of such party’s counsel, be required by applicable law, and (c) Purchaser and Seller shall have the right to disclose the Purchase Price at closing as required by applicable law in connection with calculation and payment of applicable transfer taxes.  Furthermore, it is agreed that the foregoing provisions of this Section16.14 shall not prohibit Purchaser or Seller and their owners from disclosing such information to the accountants, attorneys, consultants, lenders and vendors of such party, and to the title company and escrow closing agents for this transaction, as is necessary to allow such third parties to provide services, funds or goods to Purchaser, Seller and their owners, as applicable. Seller and Purchaser acknowledge and agree that any unauthorized disclosure in violation of this Section 16.14 may cause the other party (“Non-Disclosing Party”) irreparable harm, the amount of which may be difficult to ascertain and, therefore, agrees that such Non-Disclosing Party shall have the right to obtain an order restraining any further unauthorized use or disclosure.  Such right shall be in addition to remedies otherwise available to the Non-Disclosing Party at law or in equity.  The obligations of Seller and Purchaser under this Section 16.14 shall survive the Closing.

16.15.      Definition of Business Day.  For purposes of this Agreement, “Business Day” or “business day” means any day other than Saturday, Sunday or a holiday observed by national or federally chartered banks.  Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (California time) on such date or dates, and references to “days” shall refer to calendar days except if such references are to

Business Days.  Any event specified to occur on a non-Business Day shall be extended automatically to the end of the first Business Day thereafter.

16.16.      No Derivative Liability.  Notwithstanding anything set forth in this Agreement or any other document executed or delivered in connection herewith or otherwise, no direct or indirect (through tiered ownership or otherwise) advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, partner, member, owner, representative or agent of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other document executed and delivered in connection herewith or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser Indemnitors’ assets for the payment of any indemnification claims related to the Assumed Liabilities, and each other party, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of November 16, 2010.

SELLER:

IBC Industrial Properties LLC,
a Delaware limited liability company

By:	Interchange Industrial Capital LLC,
a Delaware limited liability company,
its Manager

	By:	Interchange Capital Management LLC,
a Delaware limited liability company,
its Manager

		By:	Cohen Holdings LLC,
a Delaware limited liability company,
its Manager

			By:	/s/ Bradley S. Cohen
Name: Bradley S. Cohen
Its: Managing Member

PURCHASER:

CT/BH Interchange LLC,
a Delaware limited liability company

By:	CT Interchange LLC,
a Delaware limited liability company,
its Manager

	By:	CT California Fund VI, LLC,
a California limited liability company,
its sole member

		By:	CT Fund Manager VI, LLC,
a California limited liability company,
its Manager

		By:	/s/ Robert M. Campbell
		Name:	Robert M. Campbell
		Title:	Manager

SCHEDULE OF EXHIBITS

A.	Legal Description

B.	List of Due Diligence Materials

C.	Form of Grant Deed

D.	Form of Bill of Sale

E.	Form of Assignment of Leases

F.	Form of Assignment of Intangible Property

H.	Form of Notice to Tenants

I.	FIRPTA Certificate

J.	Form of Owner’s Title Policy

K.	Notices of Litigation, Contract Defaults and Governmental Violations

L.	List of Tenants

M.	Form of Owner’s Affidavit

EXHIBIT A

LEGAL DESCRIPTION

[To be attached]

EXHIBIT B

LIST OF DUE DILIGENCE MATERIALS

[To be attached]

Exhibit C

FORM OF GRANT DEED

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

Attention:

MAIL TAX STATEMENTS TO:

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE

GRANT DEED

IBC Industrial Properties LLC, a Delaware limited liability company (“Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand to Grantor by CT/BH Interchange LLC, a Delaware limited liability company (“Grantee”), the receipt and sufficiency of which are hereby acknowledged, hereby GRANTS to Grantee that certain real property located in the City and County of San Bernardino, California and more particularly described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Grantor as of the date hereof and all right, title and interest, if any, that Grantor may have in and to all rights, privileges and appurtenances pertaining thereto including all of Grantor’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto (herein collectively called the “Real Property”).

This conveyance is made by Grantor and accepted by Grantee subject to all covenants, conditions, restrictions, and other matters of record in the office of the County Recorder of San Bernardino, and all unpaid taxes and assessments not now due and payable, known or unknown (collectively, the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Real Property together with all improvements, if any, located thereon all and singular the rights and appurtenances thereto in anywise belonging, subject to the Permitted Exceptions, unto Grantee, its legal representatives, successors and assigns forever.

 [Remainder of page intentionally blank]

IN WITNESS WHEREOF, this Deed has been executed by Grantor as of the            day of                     , 2010 to be effective as of the                  day of                     , 2010.

IBC Industrial Properties LLC,
a Delaware limited liability company

By:	Interchange Industrial Capital LLC,
a Delaware limited liability company,
its Manager

	By:	Interchange Capital Management LLC,
a Delaware limited liability company,
its Manager

		By:	Cohen Holdings LLC,
a Delaware limited liability company,
its Manager

By:
Name: Bradley S. Cohen
Its: Managing Member

State of

County of

On                                                  before me,                                                  , a Notary Public, personally appeared                                                       who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                            that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(SEAL)

EXHIBIT A

LEGAL DESCRIPTION

[To be attached]

1

EXHIBIT D

FORM OF BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”), is made as of November     , 2010 by and between IBC Industrial Properties LLC, a Delaware limited liability company (“Seller”), and [                                ], a                  limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of October       , 2010, by and between Seller and Purchaser (as the same may be amended or modified, the “Sale Agreement”), Seller agreed to sell to Purchaser, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”).  Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and

WHEREAS, by deed of even date herewith, Seller conveyed the Real Property to Purchaser and by assignment of even date herewith Seller assigned to Purchaser, Seller’s rights under certain leases relating to the Real Property, as more particularly described in such assignment (collectively, the “Leases”); and

WHEREAS, in connection with the above described conveyance Seller desires to sell, transfer and convey to Purchaser certain items of tangible personal property as hereinafter described.

NOW, THEREFORE, in consideration of the receipt of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET OVER and DELIVERED and by these presents does hereby GRANT, SELL, TRANSFER, SET OVER and DELIVER to Purchaser, its legal representatives, successors and assigns, and Purchaser hereby accepts all right, title and interest in and to (a) all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, and (b) all books, records and files of Seller relating to the Real Property and the Leases, but specifically excluding from the items described in clauses (a) and (b) any Confidential Materials (as defined in the Confidentiality Agreement defined in the Sale Agreement) and any computer software that is licensed to Seller (herein collectively called the “Personal Property”).

This Bill of Sale is made without any covenant, warranty or representation by, or recourse against, Seller, and is made with certain indemnification obligations of Purchaser, as more expressly set forth in the Sale Agreement and the other closing documents.

This Bill of Sale may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

If any term or provision of this Bill of Sale or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Bill of Sale or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Bill of Sale shall be valid and enforced to the fullest extent permitted by law.

1

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale to be effective as of the date first set forth hereinabove.

SELLER:

IBC Industrial Properties LLC,
a Delaware limited liability company

By:
Name:
Title:

ACCEPTED:

PURCHASER:

[ ]
a limited liability company

By:
Name:
Title:

2

EXHIBIT E

FORM OF ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES (this “Assignment”), is made as of November      , 2010, by and between IBC Industrial Properties LLC, a Delaware limited liability company (“Assignor”), and [                                    ], a                  limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of October     , 2010, by and between Assignor and Assignee (as the same may be amended or modified, the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”).  Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and

WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee certain leases and Assignee shall assume all of the obligations of Assignor under such leases, and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Assignment.  Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the space leases (“Leases”) with the tenants of the Real Property identified on Exhibit A attached hereto and incorporated herein by this reference and Assignee hereby accepts the foregoing assignment of the Leases.  Reference is hereby made to Section 5.4 of the Sale Agreement pursuant to which Assignee has agreed to assume and indemnify Assignor for certain Assumed Liabilities as and to the extent more fully set forth therein.

2.             Miscellaneous.  This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State in which the Property is located applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4.             Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

5.             Counterparts.  This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Assignment to be effective as of the date first set forth hereinabove.

ASSIGNOR:

IBC Industrial Properties LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

[ ],
a limited liability company

By:
Name:
Title:

EXHIBIT F

FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT OF INTANGIBLE PROPERTY (this “Assignment”), is made as of November       , 2010, by and between IBC Industrial Properties LLC, a Delaware limited liability company (“Assignor”), and [                                  ], a                  limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of November     , 2010, by and between Assignor and Assignee (as the same may be amended or modified, the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”).  Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and

WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee rights to certain intangible property and that Assignee shall assume all of the obligations of Assignor under such intangible property and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Assignment.  Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the following, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor:

(a)                                  any and all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property that are described in Exhibit A attached hereto and incorporated herein by this reference (herein collectively called the “Contracts”); and

(b)                                 to the extent that the same are in effect as of the date hereof, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property (herein collectively called the “Licenses and Permits”); and

(c)                                  any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the date hereof;

(d)                               to the extent assignable, the benefit of any environmental indemnity that may have survived the foreclosure of Assignor’s deed of trust on the Real Property (Case No. CIVDS1001489) contained in such deed of trust and/or any separate indemnity agreement executed by the trustor under the deed of trust in connection with the loan secured thereby, but expressly excluding any and all obligations or liabilities of the lender or any other person thereunder; and

(e)                                  the rights of Assignor (if any) to the name “Interchange Business Center” (it being acknowledged by Assignee that Assignor does not have exclusive rights (and in fact may have no rights) to use such name and Assignor has not registered the same in any manner).

Assignee hereby accepts the foregoing assignment of the interests described in this Section 1 (collectively, the “Intangible Property”).

2.             Warranties and Indemnification.  This Assignment is made without any covenant, warranty or representation by, or recourse against, Assignor as more expressly set forth in the Sale Agreement and the other closing documents.  Reference is hereby made to Section 5.4 of the Sale Agreement pursuant to which Assignee has agreed to assume and indemnify Assignor for certain Assumed Liabilities as and to the extent more fully set forth therein.

3.             Miscellaneous.  This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State in which the Property is located applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

5.             Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

6.             Counterparts.  This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Assignment to be effective as of the date first set forth hereinabove.

ASSIGNOR:

IBC Industrial Properties LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

[ ]
a limited liability company

By:
Name:
Title:

EXHIBIT H

FORM OF NOTICE TO TENANTS

, 2010

Re:	Notice of Change of Ownership of
Interchange Business Center
[Address]
San Bernardino, California

Ladies and Gentlemen:

You are hereby notified as follows:

That as of the date hereof, IBC Industrial Properties LLC has transferred, sold, assigned, and conveyed all of its interest in and to the above-described property, (the “Property”) to [                                  ] (the “New Owner”).

Future notices and rental payments with respect to your leased premises at the Property should be made to the New Owner in accordance with your lease terms at the following address:

Sincerely,

EXHIBIT I

FORM OF FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code (the “Code”) provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by IBC Industrial Properties LLC (“IBC”), the undersigned hereby certifies the following on behalf of IBC:

1.             IBC is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and

2.             IBC is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Code; and

3.             IBC’s U.S. employer taxpayer identification number is [                          ]; and

4.             IBC’s office address is as follows: [                                        ]

IBC understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under the penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of IBC.

Dated:  , 2010

IBC Industrial Properties LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT J

PRO FORMA OWNER’S TITLE POLICY

EXHIBIT K

NOTICES OF LITIGATION, CONTRACT DEFAULTS

AND GOVERNMENTAL VIOLATIONS

Litigation:

1.   HCM Litigation

Contract Defaults:

1.   None

Governmental Violations:

1.   None

EXHIBIT L

LIST OF TENANTS

1.   FTDI West, Inc.

2.   GENCO I, Inc.

EXHIBIT M

FORM OF OWNER’S AFFIDAVIT